WEINBERG & COMPANY, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

Securities and Exchange Commission
Station Place
100 F St., NE
Washington, D.C. 20549

RE: Advanced Communications Technologies, Inc.
Commission File No. 000-30-486

We served as the principal accountants for Advanced Communications Technologies, Inc. and Subsidiaries (the "Company") for each of the last two years ended June 30, 2005 and 2004 and for the period since then until we were terminated as the principal accountants of the Company on January 9, 2006. We have read the Company's statements included under Item 4.01 of its Form 8-K dated January 9, 2006, which is to be filed with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.

Very truly yours,

Weinberg & Company, P.A.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
January 12, 2006

F:\Word Files\Advanced Communications\Termination\8-K Letter of Termination.doc